                                                                  EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 31st day of July, 1998, by and between Geotrac, Inc., a Florida corporation (the "Company")and Daniel J. White ("Executive").


                                    RECITALS

         A. The Company and Executive desire to enter into an employment arrangement.

         B. The Company has determined that it is in the best interests of the Company to enter into this Agreement setting forth the rights, duties and obligations of both the Company and Executive.

         C. The Company's business requires secrecy in connection with the methods and systems employed, and, for the proper protection of the Company, it is absolutely necessary and essential (which necessity Executive expressly recognizes) that all matters connected with, arising out of, or pertaining to the business of the Company, its methods and systems and the names of its customers be kept secret and confidential as goodwill belonging to the Company.

         D. The Company will sustain great loss and damage, if during the term of this Agreement, or for the period described in Section 10.2 below immediately following its termination for any reason whatsoever, Executive should, for himself or on behalf of any other person, persons, company, partnership or corporation, call upon the trade, customers or clientele of the Company for the purpose of soliciting, selling or servicing any programs of the type sold or serviced by the Company, for which loss and damage, by reason of his financial circumstances, Executive could not be compelled by law to respond to damages in any action at law.

         E. The Company wishes to assure itself of the services of Executive and Executive is willing to be employed by the Company upon the terms and conditions provided in this Agreement.

         In consideration of the foregoing Recitals and the mutual covenants and conditions contained herein, the parties agree as follows:

         1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, subject to the terms and conditions of this Agreement.

         2. Duties and Job Description. Executive shall serve as President and Chief Executive Officer of the Company and shall do and perform all services, acts and other things necessary to perform the tasks assigned to him by the Board of Directors of the Company, which tasks shall be consistent with those normally assigned to Presidents and Chief Executive Officers of similar businesses. Executive shall devote his reasonable full-time efforts and attention to the business of the Company during the Term (as defined in Section 3, below).

         3. Term. The term of employment under this Agreement shall become effective and shall commence as of the date hereof and shall continue for a term of four (4) years (the "Term"), unless earlier terminated in accordance with the provisions of Sections 7 or 8 of this Agreement. If this Agreement has not been previously terminated as provided herein, at the expiration of the Term, this Agreement shall continue until terminated by either party on ninety (90) days' prior written notice to the other.

         4. Compensation. As compensation for the services to be performed under this Agreement, Executive shall receive a base salary (the "Salary") at the rate of $150,000.00 per year, payable in equal, biweekly installments or at such other time or times as the Company and Executive shall agree. At the end of the first year of this Agreement and each year thereafter, there shall be a review of Executive's performance and compensation by the Board of Directors of the Company. The annual review will include the possibility of a raise in salary. The Executive shall be entitled to participate in any bonus program established by the Company and shall be granted bonuses from time to time as determined by the Board of Directors.

         5. Duty of Loyalty. Executive shall discharge his duties in good faith and shall not knowingly engage in any business or perform any services in any capacity whatsoever that are in conflict with the best interests of the Company.

         6. Benefits: Automobile Allowance.

                  6.1 Benefits. Executive shall be offered comparable benefits to those offered to any other of the Company's executive officers, for the purpose of Executive's entitlement to employee benefit programs, including, without limitation, option plans, bonus programs, vacation, sick pay, expense reimbursement, retirement plans, health, life and disability insurance.

                  6.2 Automobile Allowance. The Company shall provide Executive with a suitable automobile in connection with the performance of his services under this Agreement in accordance with the Company's policies.

                  6.3 Reimbursement of Expenses. The Company shall reimburse Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with corporate policies, incurred by Executive on behalf of the Company.

         7. Death or Disability.

                  7.1 Termination of Employment. If during the term of this Agreement Executive should die or become physically or mentally disabled and as a result thereof becomes unable to continue the proper performance of his duties under Section 2 of this Agreement, Executive's employment under this Agreement shall thereupon automatically cease and terminate. The Company's obligation to pay Executive the Salary shall cease as of the date of such death or disability, except that severance shall be paid equal to one times Executive's then current annual salary and shall be paid first from any insurance proceeds paid to the Company and the Company will pay the difference between the severance amount and the amount provided by the insurance proceeds in a lump sum within thirty (30) days of such termination.

                  7.2 Definition of Disabled. For purposes of this Section 7, Executive shall be "disabled" if, due to illness or injury, either physical or mental, Executive has been substantially unable to perform his customary duties for the Company for a period of one hundred eighty
         (180) consecutive days or an aggregate of one hundred eighty (180) days within a period of 365 consecutive days, provided the Company has given Executive thirty (30) days written notice of potential termination, and within said thirty (30) day period after written notice of termination had been given, Executive has not returned to the reasonable full-time performance of his duties.

         8. Termination.

                  8.1 Termination by the Company for Cause. The Company may terminate this Agreement at any time for "Cause". "Cause" as used herein shall be defined as:

                           (a) Drunkenness by Executive or illegal use of
                  narcotics when, in the opinion of a physician selected by the Company's Board of Directors (the "Board") and reasonably acceptable to Executive, such drunkenness or use of narcotics materially impairs the ability of Executive to perform his duties under this Agreement. Prior to termination for drunkenness or illegal use of narcotics, Executive must have been offered treatment and (i) rejected the offer for treatment or (ii) failed to complete the treatment;

                           (b) Conviction of a felony having a demonstrably
                  material adverse effect on the financial condition of the Company;

                           (c) Fraudulent conduct of a material nature of
                  Executive in connection with the business affairs of the Company;

                           (d) Any other conduct of Executive which is in
                  material violation of this Agreement for a period of thirty
                  (30) business days after written notice thereof is received by Executive from the Company.

         Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (ii) any act or omission in respect of which a determination is made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Ohio, in each case as in effect at the time of such act or omission.

         The vote of four (4) out of the five (5) members of the Board shall be required in order for Executive's employment to be terminated for cause pursuant to this Section 8.1. However, with respect to drunkenness under Section 8.1.a., and Section 8.1.d., such termination shall not occur unless a member of the Board, in a counseling session with Executive, has first described to Executive the reason for the termination and Executive shall then have thirty (30) days to discontinue the conduct so described or otherwise remedy the reason for the cause of termination. A written record of such counseling session shall be prepared and both the member of the Board and Executive shall sign such written record to indicate that it accurately reflects the matters discussed at the counseling session. If Executive's employment is terminated for Cause pursuant to this Section 8.1 in accordance with the provisions of this paragraph, Executive's employment may be terminated immediately without any further advance written notice and the Company shall have no obligation to make any payments to Executive under this Agreement other than the Company's obligation to pay Executive the Salary, any benefits and reimbursement of expenses accrued through the date of such termination.

                  8.2 Termination by the Company Without Cause or for Good Reason. In the event of termination by the Company without Cause or by the Executive for Good Reason (as defined), the Company shall pay Executive his base salary at the rate in effect as of such determination date for the longer of (a) the remainder of the term of this Agreement or (b) one year after such termination date. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in the Salary, (ii) a relocation of the Executive's headquarters outside of the Norwalk, Ohio, area, (iii) a material demunition in the Executive's duties or responsibilities, (iv) an adverse change in Executive's title, (v) assignment to Executive of duties and responsibilities inconsistent with his position in any material respect, (vi) breach by the Company or Insurance Management Solutions Group, Inc. ("IMSG") of their respective duties and obligations under this Agreement and the Corporate Governance Agreement, dated the date hereof between Executive, the Company and IMSG relating to certain corporate governance issues, (vii) breach by the Company, IMSG or Bankers Insurance Group, Inc. ("BIG") of their respective duties and obligations under the Merger Agreement, dated May 12, 1998, by and among Executive, his spouse, the Company, IMSG and BIG, (viii) breach by the Company, IMSG or BIG of their respective duties and obligations under the Option and Exchange Agreement dated of even date herewith between Executive, the Company and IMSG or the Indemnity Agreement between Executive, his spouse, the Company, IMSG and BIG, (ix) a default under the terms of that certain Subordinated Promissory Note in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) issued by the Company to Executive, or (x) the sale, directly or indirectly, of the capital stock or substantially all of the assets of the Company to a competitor of the Company without the consent of Executive.

                  8.3 Termination by Executive. Executive shall have the right to terminate his employment with the Company under this Agreement at any time. Executive agrees to provide the Company with ninety (90) days' prior written notice of any such termination. The Company's obligation to pay Executive the Salary pursuant to Section 4.1, above, shall cease as of his last day of work if Executive terminates his employment with the Company for any reason other than Good Reason.

                  8.4 Effect of Termination. Upon termination of this Agreement by the Company for any reason whatsoever, or upon the termination of this Agreement by Executive, this Agreement shall thereupon be and become void and of no further force or effect, except that the confidentiality and noncompetition provisions of Section 10, below, shall survive any such termination and shall continue to bind Executive. Any payments due pursuant to the provisions of this Agreement for services rendered prior to termination shall be made as provided in this Agreement. Notwithstanding the foregoing, if Executive is terminated other than for Cause, if Executive terminates his employment with the Company for Good Reason or this Agreement is not renewed for any reason other than death, disability or for Cause, Sections 10.2 and 10.4 below shall not apply and Executive shall be entitled to severance pay equal to Executive's then current salary payable in accordance with the Company's usual payroll practices for a period equal to the greater of (i) the unexpired term of this Agreement or (ii) one year (the "Severance Payment"). In the event that Executive is entitled to a Severance Payment pursuant to this Section 8.4 and Executive secures employment at any time during the greater of (i) the unexpired term of this Agreement or (ii) one year (the "Severance Period"), then the Company shall be entitled to a credit against its obligations to make the Severance Payment in an amount up to seventy-five percent (75%) of Executive's base salary during the Severance Period paid to him by his new employer.

         9. Company's Performance. Executive shall prepare and deliver to the Board at least ninety (90) days prior to fiscal year-end a calendarized budget which includes a sales plan on a monthly basis for the next fiscal year indicating how the Company expects to reach the target for that fiscal year (the "Budget"). Executive shall use his best efforts to cause the Company to operate within, in all material respects, the Budget and failure to exercise his best efforts and to not achieve such goals, in all material respects, shall be reason for termination. Failure of the Company to achieve the results reflected in the Budget will not, in and of itself, be deemed a violation by Executive of this Agreement and not constitute an event giving rise to a "for cause" termination.

         10. Confidentiality and Noncompetition.

                  10.1 Disclosure of Information. Executive acknowledges that in connection and as a result of his engagement hereunder, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports, marketing or promotional methods, lists of customers, business plans and referral sources. As a material inducement to the Company's entering into this Agreement, and to pay the Salary, as well as any other additional benefits provided for herein, Executive covenants and agrees that he shall not, at any time during the duration of this Agreement, including any renewals hereof, and continuing thereafter, directly or indirectly, divulge or disclose, for any purpose whatsoever (other than the performance of his obligations hereunder), any confidential information that has been obtained by, or disclosed to, him as a result of his duties hereunder and his prior employment with SMS Geotrac, Inc., a Delaware corporation, except to the extent that such confidential information is (a) in the public domain, (b) generally known in the flood zone mapping service industry, or (c) rightfully disclosed to Executive by a third party.

                  10.2 Covenant Not to Compete. In consideration of the Salary and other benefits provided herein, Executive agrees that for a period of two (2) years following Executive's termination of employment with the Company as provided for herein other than Executive's termination of employment for Good Reason and the Company's termination of Executive's employment for any reason other than for Cause, Executive shall not, directly or indirectly, engage in the flood zone compliance business nor in any other business engaged in or planned to be engaged in by the Company within any state of the United States of America or any other country in which the Company are doing or plan to do business, nor shall Executive have any interest, directly or indirectly, whether as proprietor, partner, employee, shareholder, principal, agent, creditor, consultant, director, officer or in any other capacity or manner whatsoever, in any such enterprise. For purposes of this Section 10.2, the phrase "planned to be engaged in" or "plans to do business" shall mean that as of the date Executive's employment terminates, the Company has determined, and is pursuing active steps, as evidenced by written documentation, to become involved in a new product, service or geographic area and such determination has been communicated to Executive.

                  It is the intention of the parties that if any court shall determine that the scope, duration or geographical limit of any restriction contained in this Section 10.2 is unenforceable, the restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable. Executive acknowledges that the scope, duration and geographical limitation of the restrictions contained in this Section 10 constitute a reasonable and necessary protection of the legitimate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company, who would not have entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions.

                  10.3 Books and Records. Executive acknowledges that all files, books, records and other materials owned by the Company and their subsidiaries, as the case may be, shall at all times remain the property of the Company or their subsidiaries, as the case may be, and that upon termination of this Agreement, irrespective of the time, manner or cause of such termination, Executive shall surrender to the Company all such files, books, records and other materials.

                  10.4 Other Employees. Executive will not, during the term of this Agreement and for two (2) years thereafter, directly or indirectly, employ or attempt to employ or solicit for any employment any of the Company's employees.

                  10.5 Survival of Obligations Beyond Termination. The obligations of Executive under this Section 10 shall not terminate upon the termination of this Agreement, but, rather, shall continue in effect thereafter. With respect to improvements, discoveries and inventions for which Executive has had any involvement, directly or indirectly, Executive shall provide the assistance deemed necessary by the Company with respect to acquiring and protecting the rights of the Company thereto, and, with respect to confidential information or other business information, until such time as the information shall be in the public domain.

                  10.6 Injunctive Relief. In the event of a breach or threatened breach by Executive of any of the provisions of this Section 10, the Company, in addition to, and not in limitation of, any other rights, remedies or damages available at law or in equity, shall be entitled to preliminary and permanent injunctive relief in order to prevent or restrain any such breach or threatened breach by Executive or Executive's agents, representatives or any and all persons directly or indirectly acting for or with Executive.

         11. Key Man Insurance. The Company may purchase key man term life insurance on the life of Executive in an amount of up to $2,000,000 for the benefit of the Company (the "Life Insurance Policy"). Executive agrees to submit to any reasonable physical examination required in connection with the Life Insurance Policy and to otherwise cooperate with the Company in connection with its obtaining the Life Insurance Policy. Executive confirms to Company that to the best of his knowledge, he is insurable at normal rates.

         12. General Provisions.

                  12.1. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (a) delivered personally, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, or (c) sent via a nationally recognized overnight courier service or (d) sent via facsimile confirmed in writing to the recipient in each case as follows:

                  If to Company or Executive:

                  Geotrac, Inc.
                  3900 Laylin Road
                  Norwalk, Ohio 44057
                  Attention: Daniel J. White
                  Telephone (419) 668-8899
                  Telecopy: (419) 668-9266
                  with a copy to:

                  Benesch, Friedlander, Coplan & Aronoff LLP
                  2300 BP America Building
                  200 Public Square
                  Cleveland, Ohio 44114
                  Attention: Ira Kaplan, Esq.
                  Telephone (216) 363-4567
                  Telecopy: (216) 363-4588

                  and copy to:

                  Insurance Management Solutions Group, Inc.
                  360 Central Avenue
                  St. Petersburg, Florida 33701
                  Attention: C. Anthony Sexton, Esq.
                  Telephone: (813) 823-4000 extension 4894
                  Telecopy: (813) 823-6518

         or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

                  12.2 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective legal representatives, successors and assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

                  12.3 Severability. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provisions contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

                  12.4 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and assigns.

                  12.5 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

                  12.6 Integration. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement, in the exhibits, schedules or annexes to this Agreement, and the documents referred to or implementing any provision of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, covenants and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and superseded by this Agreement. This is an integrated agreement.

                  12.7 Entire Agreement. This Agreement, and any exhibits, schedules or annexes and any documents executed concurrently herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof. No representation, warranty promise, inducement or statement of intention has been made by either party which as not embodied in this Agreement or such other documents; and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement or intention not embodied herein or therein.

                  12.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles. However, jurisdiction and venue for any action brought to enforce the terms or conditions of this Agreement shall be the domicile of the defendant or respondent in any such action.

                  12.9 Attorneys' Fees. If any party to this Agreement should bring an arbitration or court action alleging breach of this Agreement or seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorneys' fees and costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorneys' fees were incurred.

                  12.10 Representation Acknowledged. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, exhibits, schedules or annexes hereto.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the day and year indicated above.


WITNESSES                           COMPANY
                                    Geotrac, Inc.


/s/  Martha M. Purcell              By:  /s/  Thomas B. Becker
------------------------------         ------------------------------



     Executive Assistant            Its:  Vice President/Operations
------------------------------          -----------------------------




WITNESSES                          EXECUTIVE


/s/  Illegible signature           /s/  Daniel J. White
------------------------------     ----------------------------------
                                   Daniel J. White



------------------------------